Exhibit 99.1

PSB Holdings, Inc.
News Release

June 15, 2005
FOR IMMEDIATE RELEASE
Contact: Robert G. Cocks, Jr., President and Chief Executive Officer, PSB Holdings, Inc.
Telephone: (860) 928-6501

PSB HOLDINGS, INC. ANNOUNCES
THIRD CONSECUTIVE QUARTERLY  DIVIDEND

PUTNAM, CT - June 15, 2005 - Robert G. Cocks, Jr., President and Chief Executive Officer of PSB Holdings, Inc., today announced that the Company has declared a quarterly cash dividend of $.05 per share of the Company’s common stock. The dividend reflects an annual cash dividend rate of $.20 per share. The dividend will be payable to stockholders of record as of July 6, 2005, and will be paid on July 21, 2005. Today’s announcement marks the third quarterly dividend since the Company went public. It comes on the heels of an announcement made earlier in the week that Putnam Savings Bank will be purchasing three branch offices of People’s Bank.

“This is a very exciting time in Putnam Savings Bank’s history.” said Bob Cocks, President and Chief Executive Officer.  “We eagerly anticipate the addition of the three new branch offices later this year, and are extremely pleased to be able to offer our investors this third consecutive quarterly dividend.”

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 53.7% percent of the Company’s outstanding shares. Putnam Bancorp, MHC intends to waive the receipt of dividends paid on its shares of the Company.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its four full-service offices located in Putnam, Pomfret Center, Danielson and Plainfield, Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings Inc.’s common stock trades on the Nasdaq Stock Market under the symbol PSBH.

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